Exhibit 10.64

AMENDMENT NO. 1 TO THE MOTOROLA SOLUTIONS, INC. LEGACY AMENDED AND RESTATED EXECUTIVE SEVERANCE PLAN
The Motorola Solutions, Inc. Legacy Amended and Restated Executive Severance Plan (the “Plan”) is hereby amended on and effective as of January 16, 2013 by the Compensation and Leadership Committee of the Board of Directors of Motorola Solutions, Inc. in the following particulars:

1.
Paragraph 3(c) of the Plan is hereby amended by inserting the following immediately preceding the (“AIP Plan”) parenthetical: “ or the Motorola Solutions Executive Officer Short Term Incentive Plan, each as amended or restated from time to time, or any successor plan or plans thereto”.

2.	Paragraph 3(c) of the Plan is hereby further amended by inserting the phrase “, as applicable,” immediately preceding the phrase “with an individual performance factor of 1.0”.

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